Exhibit 10.8

February 13, 2015

Mr. Robert F.X. Sillerman

Chairman and Chief Executive Officer

SFX Entertainment, Inc.

430 Park Avenue, 6th Floor

New York, NY 10022

INVESTMENT BANKING AGREEMENT

Dear Mr. Sillerman:

We are pleased to confirm our mutual understanding regarding the retention of White Oak Securities LLC (“White Oak”) by SFX Entertainment, Inc. and its subsidiaries, affiliates, beneficiaries, successors and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).

1.                                              Purpose of Engagement. White Oak will assist the Company as its non-exclusive agent in connection with debt capital market transactions (limited to, privately placed debt instruments (the “Transaction”). It is acknowledged and agreed that the decision to consummate a Transaction shall be in the Company’s sole and absolute discretion. The Company understands and agrees that (A) White Oak will act solely as the Company’s agent (on a reasonable efforts basis) in connection with the potential Transaction, and not as an underwriter or in any other similar capacity, and (B) this Agreement does not constitute a commitment by White Oak to provide any capital or other financial support whatsoever with respect to the potential Transaction or any other reason.

During the Term, White Oak shall provide the following ancillary services, in addition to any customary services provided by financial advisors in connection with non-public debt offerings:

a)                                     Review and provide analysis on all quarterly and annual financial statements of the Company and the associated sections of the Company’s current and periodic reports filed with the SEC;

b)                                     Review and provide analysis of the Company’s private placement memorandums and similar offering and marketing materials prepared in connection with any Transaction;

c)                                      On a quarterly basis, meet with executives, and if requested, the board of directors of the Company, to (i) evaluate and discuss the liquidity of the Company and its financial plans and forecasts, and (ii) report on the status and trends of the debt capital markets for companies of similar size;

d)                                     Work jointly with any other agents retained by the Company to facilitate Transactions.

During the Term, White Oak shall regularly report on the status of its duties to senior management of the Company. White Oak’s failure to meet with the Company and its employees and agents as required hereunder, following reasonable notice, shall be deemed a material breach of this Agreement.

2.                                              Term of Engagement. The term of our engagement hereunder shall be for a period commencing on the date hereof and expiring on the second anniversary from the date hereof (the “Term”). The provisions of Paragraph A of Exhibit A, which is attached hereto and incorporated herein, shall survive any termination or expiration of this Agreement.

3.                                              Compensation. In consideration for our services described above, White Oak shall be entitled to receive, and the Company agrees to pay White Oak, a cash fee equal to $825,000, payable as follows:

a)                                     $412,500 within ten business days of the date hereof;

b)                                     $103,125 within ten business days of the date hereof;

c)                                      $103,125 on July 31, 2015;

d)                                     $103,125 on January 29, 2016; and

e)                                      $103,125 on July 29, 2016.

No other compensation to White Oak shall be payable hereunder, unless otherwise agreed to in advance by the Company.

4.                                              Reimbursement of Expenses. The Company shall not be obligated to reimburse White Oak for its out-of-pocket expenses incurred by it in connection with the matters contemplated by this Agreement, unless otherwise agreed to in writing by the Company.

5.                                              White Oak Client Restriction. During the Term, White Oak shall not provide financial advisory services to any competitor of the Company without the Company’s written consent.

6.                                              White Oak Information. The Company understands and agrees that all advice (written or oral) given by White Oak to the Company in connection with White Oak’s engagement hereunder is intended solely for White Oak to provide services pursuant to this Agreement, and that no such advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public reference be made to White Oak except with White Oak’s prior written consent. Any financial advice, written or oral, given by White Oak is intended solely for the benefit and use of the senior management and the board of directors of the Company (solely in their capacity as such) in considering the matters to which this Agreement relates, and the Company agrees that such advice may not be disclosed publicly or made available to third parties without White Oak’s prior written consent.

7.                                              Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All prior agreements pertaining to financial advisory services provided by White Oak to the Company, whether written or oral, are merged herein and shall be of no force or effect unless as expressly set forth herein.

We look forward to formalizing our business relationship. If the foregoing and the attached Exhibit A correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

WHITE OAK SECURITIES LLC

By:	/s/ Timothy J. Crowhurst
Name:	Timothy J. Crowhurst
Title:	Managing Member

Confirmed and agreed to this 13th day of February 2015

SFX ENTERTAINMENT, INC.

By:	/s/ Richard Rosenstein
Name:	Richard Rosenstein
Title:	CFO

EXHIBIT A

(A)                               Confidentiality. White Oak agrees that all non-public information pertaining to the prior, current or contemplated business of the Company is valuable and confidential assets of the Company. Such information shall include, without limitation, information relating to customer lists, bidding procedures, intellectual property, patents, trademarks, trade secrets, financing techniques and sources and such financial statements of the Company as are not available to the public. White Oak shall, and shall cause its officers, directors, employees, agents and members to, hold all such information in trust and confidence for the Company and not use or disclose any such information for other than the Company’s business. Such confidentiality does not apply (i) where such information is publicly available or later becomes publicly available other than through a breach of this Agreement, (ii) where such information is subsequently lawfully obtained by White Oak from a third party or parties, (iii) if such information is known to White Oak prior to the execution of this Agreement other than pursuant to an obligation of confidentiality or (iv) as may be required by law.

(B)                               Independent Contractor. It is expressly understood and agreed that White Oak shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that White Oak shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement.

(C)                               Indemnification. If White Oak or any of its affiliates, or any of its or their respective directors, officers, members, employees, agents or controlling persons, if any (each of the foregoing, including White Oak, being an “Indemnified Person”), becomes involved in any capacity in any action, claim, proceeding or investigation brought or threatened by or against any person, including (without limitation) members of the Company, related to, arising out of or in connection with either our engagement or any matter referred to in the Agreement, the Company will promptly reimburse each such Indemnified Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) as and when they are incurred in connection therewith. The Company also will indemnify and hold harmless each Indemnified Person against any and all losses, claims, damages, liabilities or expenses to which any Indemnified Person may become subject under any applicable federal or state law, or otherwise, related to, arising out of or in connection with our engagement under the Agreement, except to the extent that any such loss, claim, damage, liability or expense is found by a court of competent jurisdiction in a judgment that has become final in that it is no longer subject to appeal or review to have resulted primarily from such Indemnified Person’s gross negligence or bad faith of such Indemnified Person in performing the services that are the subject of the Agreement. The Company also agrees that no Indemnified Person shall have any liability (whether director or indirect, in contract or tort or otherwise) to the Company or any of its members or creditors related to, arising out of or in connection with our engagement under the Agreement except to the extent that any loss, claim, damage or liability is found by a court of competent jurisdiction in a judgment which has become final in that it is no longer subject to appeal or review to have resulted primarily from the bad faith or gross negligence of such Indemnified Person in performing the services that are the subject of the Agreement.

(D)                               Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

(E)                                Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by facsimile transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(F)                                 Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(G)                               Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. EACH OF WHITE OAK AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

Any controversy, dispute or claim arising out of or relating to this agreement or breach thereof or relating to your employment shall first be submitted to mediation in New York City administered by JAMS. If the parties are unsuccessful at resolving the dispute through mediation, the parties agree to binding arbitration in New York City administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures. The parties shall maintain the confidential nature of the mediation and arbitration proceedings, and the award, unless otherwise required by law or judicial decision. Judgment on the award may be entered in any court having jurisdiction.

(H)                              Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(I)                                   Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(J)                                   Attorneys’ Fees and Court Costs. If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

(K)                              Change in Control. Upon any change in control of the Company, any unpaid amounts hereunder shall be accelerated and immediately due.

(L)                                No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained White Oak for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.